[neoware LOGO]                                                   PRESS RELEASEED

FOR IMMEDIATE RELEASE

                   NEOWARE REPORTS FIRST QUARTER FY07 RESULTS

KING OF PRUSSIA, Pa., October 30, 2006 -- Neoware, Inc. (Nasdaq: NWRE), the leading supplier of thin client software and devices, today reported financial results for its first quarter of fiscal year 2007.

Q1 FINANCIAL HIGHLIGHTS:

     o Revenues were $21,560,000 in the September 2006 quarter, compared to $26,543,000 in the prior year first quarter. The September 2005 quarter included revenue of $9.0 million from two large enterprise customers who contributed $1.5 million of revenue in the September 2006 quarter.

     o Gross profit was 34% of revenue, compared to 40% of revenue in the prior year first quarter. Non-GAAP gross profit was 36% of revenue, compared to 41% of revenue in the prior year first quarter. Cost of sales in the September 2006 quarter include a $1.5 million write off of unfinished goods inventory for certain acquired products and a $350,000 charge related to purchase commitments for third party software products. The gross profit margin in the Sept 2005 quarter was impacted by $5.8 million of sales of the Neoware e900 product which has lower gross margin as a percentage of revenue.

     o Operating expenses were $9,425,000, or 44% of revenue, compared to $8,066,000, or 30% of revenue, in the prior year first quarter. Non-GAAP operating expenses were $7,929,000, or 37% of revenue, compared to $7,050,000, or 27% of revenue, in the prior year first quarter. Operating expenses in the September 2006 quarter included $260,000 of severance charges due to staff changes.

     o Non-GAAP net income for the quarter was $.03 per fully diluted share, compared to $.17 per fully diluted share in the prior year first quarter.

     o GAAP net loss for the quarter was ($.05) per diluted share, compared to a GAAP net income of $.11 per diluted share in the prior year first quarter.

     o The Company ended the quarter with $110 million of cash and short-term investments..

     o Non-GAAP results exclude amortization of acquisition-related intangibles and stock-based compensation and apply an effective tax rate of 16% and 33% in the first quarters of fiscal 2007 and 2006, respectively, for the purpose of showing a comparable view of the Company's performance from period to period. The effective tax rate has declined due to the favorable impact of tax free investment income generated in fiscal 2007.

"Since joining Neoware as President three months ago, I have developed an appreciation of our strengths, and of what we need to do to move our business forward aggressively," commented

Klaus Besier, Neoware's CEO. "And we have seen some positives this quarter in the growth of our EMEA revenue base as well as growth in our SMB business.

"Our strategy for rebuilding growth will involve strong marketing, sales, and product development efforts. Some of this will require a refocusing of priorities and resources that will have a near term financial impact, as experienced this quarter.

"Our focus on large enterprises has shown success for the Company, and we are continuing with that strategy, but enterprise accounts require time to develop. To improve our ability to achieve growth objectives, we also need to expand our business partnerships to include additional channels, such as systems integrators and independent software vendors.

"We firmly believe the thin client market is a very attractive area, and we are continuing our investments in both people and programs to regain our growth. We see more potential today, in more verticals than ever before in areas like retail, healthcare, transportation, financial services and the Federal Government. The good news is that we have talented people and financial resources to help us fully exploit this potential.

"I'm excited to be here and to work with an outstanding group of dedicated employees to take the company forward to its next level."

FISCAL YEAR 2007 GUIDANCE

Based upon currently available information, the Company believes its revenues to be approximately $100 million for our fiscal 2007. Gross profit margin is expected to be in the 40% range and fluctuate based on product mix and competitive pricing strategies. The Company is revising its operating model for the remainder of fiscal 2007 including hiring and spending plans and expects to provide full guidance updates before the end of the December 2006 quarter.

CONFERENCE CALL INFORMATION

Neoware will host a conference call at 5:00 PM on October 30, 2006. The conference call will be available live at www.vcall.com and on the Neoware website at www.neoware.com. To participate, please go to the website 10 minutes prior to the call to register, download and install any necessary audio software. If you are unable to attend the live conference call, an Internet replay of the call will be archived and available after the call through December 31, 2006.

The call will also be accessible by dialing 1-800-974-9436 for domestic U.S. calls and +1-641-297-7617 for international calls. The conference ID will be NEOWARE. A replay of the call will be available through December 31, 2006, by dialing 1-800-645-7959 in the U.S. and +1- 973-854-1361 internationally. A copy of the press release announcing the Company's earnings and other financial and statistical information about the period to be presented in the conference call will be available on the Company's website at www.neoware.com/events.

NON-GAAP FINANCIAL MEASURES

Neoware presents the following non-GAAP financial measures: non-GAAP gross profit and margin; non-GAAP operating expenses; non-GAAP operating income and margin; non-GAAP

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effective income tax rate; non-GAAP income taxes; non-GAAP net income; and
non-GAAP earnings per share. We exclude the following items in the development of the non-GAAP financial measures presented:

Stock-based compensation expenses. Our non-GAAP financial measures exclude stock-based compensation expenses, which consist of expenses for stock-based compensation that we began recording under SFAS 123(R) in the first quarter of fiscal 2006. We exclude these expenses from our non-GAAP financial measures primarily because (i) they are expenses that we exclude when assessing the performance of our business, and (ii) exclusion of these expenses allows more meaningful comparisons against financial models prepared by our investors and securities analysts that also present information on a GAAP and non-GAAP basis. In addition, stock-based compensation amounts are difficult to forecast, because the magnitude of the charges depends upon the volume and timing of stock option and other equity-based compensation grants, which can vary dramatically from period to period, and external factors such as interest rates and the trading price and volatility of our common stock. Excluding these stock-based compensation amounts improves comparability of the performance of the business across periods.

Amortization of acquired intangible assets. In accordance with GAAP, cost of sales and operating expenses include amortization of acquired intangible assets such as intellectual property, customer lists and covenants not to compete. We exclude these items from our non-GAAP financial measures because (i) they are expenses that we exclude when assessing the performance of our business, as the timing and amount of the expenses vary from period to period as we have a history of acquiring businesses which result in continued additions to amortization expense, and (ii) exclusion of these expenses better allows comparison against financial models prepared by our investors and securities analysts that also present information on a GAAP and non-GAAP basis.

Income taxes. We use the effective tax rate applied to income before taxes adjusted to exclude the stock based compensation expense and amortization of acquired intangible assets.

The Company believes that its non-GAAP financial measures provide meaningful supplemental information regarding the Company's operating results because they exclude amounts that the Company excludes as part of its monitoring of operating results and assessing the performance of the business. For example, the Company uses non-GAAP measures, including gross profit, operating expense and operating income excluding amortization and stock-based compensation expense, in its financial and operational decision making, including decisions regarding staffing, future management priorities and how the Company will direct future operating expenses on the basis of non-GAAP financial measures. In addition, the Company has established incentive compensation programs utilizing, in part, such non-GAAP financial measures, including non-GAAP operating income. For the same reasons, management also uses this information in its budgeting and forecasting activities and in quarterly reports to its Board of Directors.

Non-GAAP financial measures should not be considered as a substitute for, or as superior to, measures of financial performance prepared in accordance with GAAP. Neoware's non-GAAP financial measures do not reflect a comprehensive system of accounting, and they differ from GAAP measures with similar names and from non-GAAP financial measures with the same or similar names that are used by other companies. We strongly urge investors and potential investors in our securities to review the reconciliation of our non-GAAP financial measures to the comparable GAAP financial measures that are included in this release, and our consolidated financial statements, including the notes thereto, and the other financial information contained in our periodic filings with the SEC and not to rely on any single financial measure to evaluate our

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business. The principal limitation of Neoware's non-GAAP financial measures is that they exclude significant expenses that are required by GAAP to be recorded. In addition, non-GAAP financial measures are subject to inherent limitations because they reflect the exercise of judgments by management about which charges are excluded from the non-GAAP financial measures. To mitigate this limitation, Neoware presents its non-GAAP financial measures in connection with its GAAP results, and recommends that investors do not give undue weight to its non-GAAP financial measures.

A reconciliation between non-GAAP and GAAP measures can be found in the accompanying schedule and in the News section of our web site at www.neoware.com.

About Neoware

Neoware, Inc. (Nasdaq:NWRE), provides enterprises throughout the world with thin client computing devices, software that turns PCs into thin clients, and services that adapt thin client technology to virtually any enterprise computing environment. Neoware's software powers, manages and secures thin client devices and traditional personal computers, enabling them to run Windows(r) and Web applications across a network, stream operating systems on demand, and connect to mainframes, mid-range, UNIX and Linux systems. Headquartered in King of Prussia, PA, USA, Neoware has offices in Australia, Austria, China, France, Germany, and the United Kingdom. Neoware's products are available worldwide from select, knowledgeable resellers, as well as via its partnerships with IBM, Lenovo and ClearCube. Neoware can be reached by email at info@neoware.com.

Neoware is a registered trademark of Neoware, Inc. All other names products and services are trademarks or registered trademarks of their respective holders.

                                      # # #

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding:

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding: our strategy for rebuilding growth based on marketing, sales and product development efforts; our refocusing of our priorities and resources having a near-term financial impact; ; our belief in our market; continuing our investments in people and programs to regain growth; our focus on large enterprise accounts and our planned expansion of our business partnerships to include additional channels; our talented people; increased interest in our solutions from more vertical markets; our expectations as to revenues and gross profit for fiscal 2007; and our revision of our operating model for the balance of fiscal 2007. Factors that could cause actual results to differ materially from those predicted in such forward-looking statements include: our success in implementing our expanded marketing, sales and product development initiatives within our planned timeframe; higher than expected severance payments; additional write offs of inventory; our success in increasing sales to the targeted customers and our continued dependence on enterprise customers; our inability to manage our expanded organization; our inability to successfully integrate our recent acquisitions; the timing and receipt of future orders; our timely development and customers' acceptance of our products; pricing pressures; rapid technological changes in the industry; growth of overall thin client sales; our ability to maintain our partnerships; our dependence on our suppliers and distributors; increased competition; our continued ability to sell our products through Lenovo to IBM's customers; our ability to attract and retain qualified personnel; adverse changes in customer order patterns; our ability to identify and successfully consummate and integrate future acquisitions; adverse changes in general economic conditions in the U. S. and internationally; risks associated with foreign operations; and political and economic uncertainties associated with current world events. These and other risks are detailed from time to time in Neoware's periodic reports filed with the Securities and Exchange Commission, including, but not limited to, our annual report on Form 10-K for the year ended June 30, 2006.

Neoware is a trademark of Neoware, Inc. All other names products and services are trademarks or registered trademarks of their respective holders.

                                  NEOWARE, INC.
                      CONDENSED CONSOLIDATED BALANCE SHEETS
                                 (in thousands)

                                                       SEPTEMBER 30,   JUNE 30,
                                     ASSETS                2006          2006
                                                       -------------   --------
Current assets:
   Cash and cash equivalents                              $ 21,657     $ 19,328
   Short-term investments                                   88,756       94,798
   Accounts receivable, net                                 15,145       16,877
   Inventories                                               9,405        7,734
   Prepaid expenses and other                                5,319        3,231
   Deferred income taxes                                     1,866        1,866
                                                          --------     --------
      Total current assets                                 142,148      143,834
Goodwill                                                    38,093       37,761
Intangibles, net                                            11,312       12,175
Deferred income taxes                                        4,093        4,156
Property and equipment, net                                  1,559        1,586
Other                                                           80           61
                                                          --------     --------
                                                          $197,285     $199,573
                                                          ========     ========

                      LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
   Accounts payable                                       $  4,827     $  8,989
   Accrued compensation and benefits                         1,768        2,021
   Restructuring Reserve                                       545          600
   Income taxes payable                                        150          158
   Other accrued expenses                                    5,059        4,159
   Deferred revenue                                          1,038          973
                                                          --------     --------
      Total current liabilities                             13,387       16,900
Deferred income taxes                                          773          755
Deferred revenue                                               316          316
                                                          --------     --------
      Total liabilities                                     14,476       17,971
                                                          --------     --------
Stockholders' equity:
   Preferred stock                                              --           --
   Common stock                                                 20           20
   Additional paid-in capital                              160,337      158,671
   Treasury stock, 100,000 shares at cost                     (100)        (100)
   Accumulated other comprehensive income                    1,053          556
   Retained earnings                                        21,499       22,455
                                                          --------     --------
      Total stockholders' equity                           182,809      181,602
                                                          --------     --------
                                                          $197,285     $199,573
                                                          ========     ========

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                                  NEOWARE, INC.
                      CONSOLIDATED STATEMENTS OF OPERATIONS
                      (in thousands, except per share data)

                                                              THREE MONTHS ENDED
                                                                 SEPTEMBER 30,
                                                              ------------------
                                                                2006       2005
                                                              --------   -------
Net revenues                                                   $21,560   $26,543
                                                               -------   -------
Cost of revenues
   Cost of products (a)                                         13,923    15,569
   Amortization of intangibles                                     336       273
                                                               -------   -------
      Total cost of revenues                                    14,259    15,842
                                                               -------   -------
         Gross profit                                            7,301    10,701
                                                               -------   -------
Operating expenses
   Sales and marketing                                           4,412     4,169
   Research and development                                      1,774     1,284
   General and administrative                                    2,650     2,298
   Amortization of intangibles                                     589       315
                                                               -------   -------
      Total operating expenses (b)                               9,425     8,066
                                                               -------   -------
         Operating income (loss)                                (2,124)    2,635
Foreign exchange gain (loss)                                       (27)        9
Interest income, net                                               981       244
Other                                                               33        --
                                                               -------   -------
         Income before income taxes                             (1,137)    2,888
Income tax expense (benefit)                                      (182)    1,047
                                                               -------   -------
Net income (loss)                                              $  (955)  $ 1,841
                                                               =======   =======
Earnings (loss) per share:
   Basic                                                       $  (.05)  $   .11
                                                               =======   =======
   Diluted                                                     $  (.05)  $   .11
                                                               =======   =======
Weighted average number of common
   shares outstanding:
   Basic                                                        19,943    16,271
                                                               =======   =======
   Diluted                                                      19,943    16,434
                                                               =======   =======

(a) includes stock-based compensation expense of $25 and $19 for the three months ended September 30.

(b) includes stock-based compensation expense of $907 and $701 for the three months ended September 30.

                                  NEOWARE, INC.
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (in thousands)

                                                              THREE MONTHS ENDED
                                                                SEPTEMBER 30,
                                                             -------------------
                                                               2006       2005
                                                             --------   --------
Cash flows from operating activities:
   Net income (loss)                                         $   (955)  $  1,841
   Adjustments to reconcile net income to net cash
      provided by operating activities-
      Amortization of intangibles                                 925        588
      Depreciation                                                138         89
      Non-cash share-based compensation                           933        720
      Deferred income taxes                                        65         --
   Changes in operating assets and liabilities- net of
      effect from acquisition-
      Accounts receivable                                       1,813       (410)
      Inventories                                              (1,671)      (587)
      Prepaid expenses and other                               (2,104)       605
      Accrued compensation and benefits                          (255)      (953)
      Accounts payable                                         (4,164)      (130)
      Other accrued expenses                                      834         25
      Income taxes payable                                         (8)    (1,271)
      Deferred revenue                                             59          5
                                                             --------   --------
Net cash provided by (used in) operating activities            (4,390)       522
                                                             --------   --------
Cash flows from investing activities:
   Purchase of short-term investments                         (34,455)      (900)
   Sales of short-term investments                             40,496      4,250
   Purchases of property and equipment                           (110)      (174)
                                                             --------   --------
Net cash provided by investing activities                       5,931      3,176
                                                             --------   --------
Cash flows from financing activities:
   Repayments of capital leases                                    --         (2)
   Proceeds from issuance of common stock, net of expenses         (3)        --
   Exercise of stock options and warrants                          36        161
   Tax benefit from share-based payment arrangements              699        446
                                                             --------   --------
Net cash provided by financing activities                         732        605
                                                             --------   --------
Effect of foreign exchange rate changes on cash                    56        (38)
                                                             --------   --------
   Increase in cash equivalents                                 2,329      4,265
Cash and cash equivalents, beginning of period                 19,328      8,285
                                                             --------   --------
   Cash and cash equivalents, end of period                  $ 21,657   $ 12,550
                                                             ========   ========
Supplemental disclosures:
   Cash paid for income taxes                                $    309   $  2,647

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                                  NEOWARE, INC.
                   RECONCILIATION OF GAAP TO NON GAAP AMOUNTS
                      (in thousands, except per share data)
                                   (UNAUDITED)

                                                       THREE MONTHS ENDED                  THREE MONTHS ENDED
                                                       SEPTEMBER 30, 2006                  SEPTEMBER 30, 2005
                                                --------------------------------   ---------------------------------
                                                 GAAP     ADJUSTMENTS   NON-GAAP     GAAP    ADJUSTMENTS    NON-GAAP
                                                -------   -----------   --------   -------   -----------------------
Gross profit                                      7,301         361 A, B   7,662    10,701         292 A, B   10,993
                                                =======      ======      =======   =======      ======       =======
Gross profit percentage                              34%                      36%       40%                       41%
Operating expenses
   Sales and marketing                            4,412        (355)A      4,057     4,169        (250)A       3,919
   Research and development                       1,774         (95)A      1,679     1,284        (105)A       1,179
   General and administrative                     2,650        (457)A      2,193     2,298        (346)A       1,952
   Amortization of intangibles                      589        (589)B         --       315        (315)B          --
                                                -------      ------      -------   -------      ------       -------
      Operating expenses                          9,425      (1,496)       7,929     8,066      (1,016)        7,050
                                                =======      ======      =======   =======      ======       =======
Operating income (loss)                          (2,124)      1,857 A, B    (267)    2,635       1,308 A, B    3,943
                                                =======      ======      =======   =======      ======       =======
Income tax expense (benefit)                       (182)        297 C        115     1,047         338 C       1,385
                                                =======      ======      =======   =======      ======       =======
Net income (loss)                               $  (955)                 $   605   $ 1,841                   $ 2,811
                                                =======                  =======   =======                   =======
Earnings (loss) per share - diluted             $ (0.05)                 $  0.03   $  0.11                   $  0.17
                                                =======                  =======   =======                   =======
Weighted average shares outstanding - diluted    19,943                   19,943    16,434                    16,434
                                                =======                  =======   =======                   =======

A - To exclude the effect of stock-based compensation expense.

B - To exclude the effects of the amortization of intangible assets related to business combinations.

C - To adjust to an effective tax rate of 16% and 33% for the three months ended
    September 30, 2006 and 2005 respectively.